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                                                                     EXHIBIT 2.2

                         AGREEMENT AND PLAN OF MERGER


Parties:         MACESS Corporation
                 an Alabama corporation ("MACESS")
                 402 Office Park Drive, Suite 150
                 Birmingham, AL  35223

                 SunGard Data Systems Inc.
                 a Delaware corporation ("SunGard")
                 1285 Drummers Lane, Wayne, Pennsylvania 19087

                 SDS Merger Inc.
                 an Alabama corporation ("Newco")
                 1285 Drummers Lane, Wayne, Pennsylvania 19087

Date:            September 29, 1995

Background: Newco is a wholly-owned subsidiary of SunGard. MACESS, SunGard, Newco and the principal equity owners of MACESS have entered into an Agreement and Plan of Reorganization, dated this date (the "Reorganization Agreement"), that contemplates the consolidation and merger of Newco with and into MACESS (the "Merger") in accordance with the provisions of the Reorganization Agreement and the provisions of this Agreement and Plan of Merger (this "Plan").

    Now, therefore, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein and in the Reorganization Agreement, the parties hereto, intending to be legally bound, agree as follows:

    1. Merger. On the Effective Date (as defined below), Newco shall be consolidated and merged with and into MACESS in accordance with the provisions of this Plan and in compliance with the Alabama Corporation Law and any other applicable corporate laws (the "Corporation Laws"), and the Merger shall have the effect provided for in the Corporation Laws. MACESS (sometimes referred to as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the State of Alabama. The corporate existence and identity of MACESS, with its purposes and powers, shall continue unaffected and unimpaired by the Merger, and MACESS shall become a wholly-owned subsidiary of SunGard after the Effective Date. On the Effective Date, MACESS shall succeed to and be fully vested with the corporate existence and identity of Newco, and the separate corporate existence and identity of Newco shall cease.

    2.    Name.  The name of the Surviving Corporation shall be "MACESS
Corporation."

    3. Charter. Immediately after the Merger, the Certificate of Incorporation of the Surviving Corporation shall be that of MACESS immediately before the Merger.

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    4.    Bylaws.  Immediately after the Merger, the Bylaws of the Surviving
Corporation shall be those of MACESS immediately before the Merger.

    5. Directors. Immediately after the Merger, the directors of the Surviving corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

                               Kenneth R. Adams
                               Lawrence A. Gross
                               Michael J. Ruane

    6. Officers. Immediately after the Merger, the officers of the Surviving Corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

          Kenneth R. Adams ....... Chairman, Chief Executive Officer
          T. Alan Ritchie ........ President
          W. Sanders Pitman ...... Vice President
          Lawrence A. Gross ...... Assistant Vice President, Secretary
          Michael J. Ruane ....... Assistant Vice President, Assistant Secretary
          Andrew P. Bronstein .... Assistant Vice President, Assistant Secretary

    7. Conversion of Newco Stock. On the Effective Date, each share of the total of 1,000 shares of common stock of Newco, $1.00 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become one share of voting common stock, $0.002 par value per share, of the Surviving Corporation. It is the intention of the parties that, immediately after the Merger, SunGard shall own all of the issued and outstanding capital stock of the Surviving Corporation.

    8. Conversion of MACESS Stock On the Effective Date, each share of capital stock of MACESS, including 1,430,100 shares of voting common stock, $0.002 par value per share, and 5,720,400 shares of Class A non-voting common stock, $0.002 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become 0.2783022 (the "Preliminary Merger Exchange Ratio") shares of common stock of SunGard, $0.01 par value per share ("SunGard Stock"), subject to the possible adjustment described in Section 9 of this Plan.

    9. Possible Adjustment due to Recapitalization. If, between the date of this Plan and the Effective Date, there is a change in the number of issued and outstanding shares of SunGard Stock as a result of a stock split, reverse stock split, stock dividend, reclassification, exchange of shares or similar recapitalization, then the Preliminary Merger Exchange Ratio shall be appropriately adjusted. The Preliminary Merger Exchange Ratio shall not be adjusted as a result of any other changes in the number of issued and outstanding shares of SunGard Stock, such as changes resulting from acquisitions or offerings or changes resulting from exercises of stock options, purchases or awards of stock, or similar transactions under SunGard's stock option, purchase and award plans. The Preliminary Merger Exchange Ratio, after adjustment in accordance with this Section 9 (if any), shall be referred to as the "Final Merger Exchange Ratio."

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    10.  No Fractional Shares.  No fractional shares of SunGard Stock shall be issued as a result of the Merger. In lieu of the issuance of fractional shares, the number of shares of SunGard Stock to be issued to each stockholder of MACESS in accordance with this Plan shall be rounded off to the nearest whole number of shares of SunGard Stock.

    11. MACESS Stock held by MACESS. On the Effective Date, any shares of MACESS Stock that are held by MACESS (as treasury shares) immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled.

    12. Exchange Procedures. SunGard shall designate its transfer agent to act as the "Exchange Agent" under this Plan. As soon as is practicable after the Effective Date, SunGard or the Exchange Agent shall mail, to each record holder of an outstanding certificate that immediately before the Effective Date represented shares of MACESS Stock, instructions for use in effecting the surrender of such certificate to the Exchange Agent. Upon the surrender of such certificate to the Exchange Agent in accordance with such instructions, the Exchange Agent shall exchange such certificate for (a) a new certificate representing 90% of such number of shares of SunGard Stock into which the shares of MACESS Stock represented by such certificate have been converted in accordance with this Plan ("Closing Stock"), which shall be promptly delivered to the holder, and (b) a new certificate for the balance of such number of shares of SunGard Stock into which the share of MACESS Stock represented by such certificate have been converted in accordance with this Plan ("Escrow Stock"), which shall be held and distributed in escrow in accordance with the terms of the Escrow Agreement by and among MACESS, SunGard, Newco and the non-dissenting stockholders of MACESS and dated as of the date hereof. If applicable, such certificates shall be accompanied by any distributions due with respect to shares of SunGard Stock that were paid to SunGard's stockholders of record as of a date between the Effective Date and the date of distribution of either the certificate representing the Closing Stock or the certificate representing the Escrow Stock. Until surrendered in accordance with the foregoing, each outstanding certificate that immediately before the Effective Date represented shares of MACESS Stock shall be deemed to evidence ownership of the number of shares of SunGard Stock into which the shares of MACESS Stock represented by such certificate have been converted in accordance with this Plan, subject to the escrow requirement described above; provided, however, that any such certificate that is not properly submitted for exchange to SunGard or the Exchange Agent within three years after the Effective Date shall no longer evidence ownership of shares of Closing Stock or Escrow Stock and all rights of the holder of such certificate, as a stockholder of SunGard with respect to the shares previously evidenced by such certificate, shall cease.

    13.   Dissenter's Rights.   Stockholders of MACESS shall be entitled to
exercise the rights of dissenting stockholders with respect to the Merger and this Plan, as provided in the Corporation Laws. SunGard shall be responsible for paying all cash amounts due to dissenting stockholders of MACESS.

    14. Effective Date. As used in this Plan, the "Effective Date" shall mean the date upon which this Plan and a proper Articles of Merger for the Merger have been duly signed and filed with the proper official of the State of Alabama.

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    15.   Entire Understanding.  This Plan, together with the Reorganization
Agreement (and the Exhibits and Schedules thereto), states the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Plan, and no waiver of any provision of this Plan, shall be effective unless in writing and signed by the party against whom enforcement is sought. MACESS may agree to any amendment or supplement to this Plan, or a waiver of any provision of this Plan, either before or after the approval of MACESS's stockholders is obtained (as contemplated by the Reorganization Agreement) and without seeking further stockholder approval, so long as such amendment, supplement or waiver does not result in a decrease in the Preliminary Merger Exchange Ratio or have a material adverse effect on MACESS's stockholders. The obligations of the parties under this Plan shall be subject to all of the terms and conditions of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with its terms, then this Plan shall simultaneously terminate, and the Merger shall be abandoned without further action by the parties hereto.

    16. Parties in Interest. This Plan shall bind, benefit and be enforceable by and against the parties hereto and their respective successors and assigns. No party hereto shall in any manner assign any of its rights or obligations under this Plan without the express prior written consent of the other parties. Nothing in this Plan or the Reorganization Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons other than the parties hereto and their respective stockholders and directors.

    17. Severability. If any provision of this Plan is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

    18. Counterparts. This Plan may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Plan to produce or account for more than one counterpart hereof.

    19. Section Headings. Section and subsection headings in this Plan are for convenience of reference only, do not constitute a part of this Plan, and shall not affect its interpretation.

    20. References. All words used in this Plan shall be construed to be of such number and gender as the context requires or permits.

    21. Controlling Law. This Plan is made under, and shall be construed and enforced in accordance with, the laws of the State of Alabama applicable to merger agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

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    In testimony whereof, each undersigned corporation has caused this Agreement and Plan of Merger to be signed by a duly authorized officer and its corporate seal, duly attested by another such officer, to be hereunto affixed, as of the date first stated above.

MACESS Corporation


By:/s/ William W. Featheringill
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   William W. Featheringill,
   Chairman and Chief Executive Officer

SunGard Data Systems Inc.


By:/s/ Richard C. Tarbox
   ------------------------------------
   Richard C. Tarbox,
   Vice President-Corporate Development

SDS Merger Inc.


By:/s/ Lawrence A. Gross
   ------------------------------------
   Lawrence A. Gross,
   Vice President

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